Exhibit 3.4

[ LOGO OF STATE OF NEVADA ]

DEAN HELLER                                                                                 Filed: C25358-02

Secretary of State                                                                                November 3, 2004

202 North Carson Street                                                                     In the Office of Dean

                                                                                                            Heller, Secretary of State

Carson City, Nevada 89701-4201

(775) 684-5708

Website: secretaryofstate.biz

CERTIFICATE OF AMENDMENT

(Pursuant to NRS 78.385 and 78.390)

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

FOR NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – Before issuance of Stock)

1.

Name of Corporation : OMEGA PROJECT CONSULTATIONS

2.

The articles have been amended as follows:

The name of the company is now changed to CHINA ENERGY CORPORATION.

The authorized capital be increased to 200,000,000 common shares with a par value of $0.001.

3.

The undersigned declare that they constitute at lest two-thirds of the incorporations (x), or of the board of directors ( ).  (Check one box only)

4.

Effective date of filing (optional):_______________________

5.

The undersigned affirmatively declare that to the date of this certification, no stock of the corporation has been issued.

6.

Signatures:

/s/ Mr. Ding

President

*If more than two signatures, attaché an 81/2 x 11 plain sheet with additional signatures.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE